Filed pursuant to Rule 433

Registration Statement No. 333-109215

December 14, 2005

Relating to Preliminary Prospectus Supplement

dated December 13, 2005

A preliminary prospectus supplement of the Republic of Colombia accompanies this free-writing prospectus and is available from the SEC’s website at:

http://www.sec.gov/Archives/edgar/data/917142/000119312505242327/d424b5.htm

Republic of Colombia

Securities: 12.000% Global TES Bonds due 2015

Registration: Registered with the SEC

Face Amount of Bonds: Ps. 568,822,000,000

Gross Proceeds: Ps. 671,913,905,666

ISIN: Same as original: XS0213272122

Common Code: Same as original: 021327212

Maturity Date: 10/22/2015

Fixed Rate Period: Annual

Clearing Yield: 9.120%

Competitive Bids: Not accepted

Approx. Proration: 19.967%

Public Offering Price: 118.123755

Applicable TRM: 2,275.33

Underwriting Discount: 55 bps

Net Proceeds before expenses to the Republic of Colombia: $ 293,928,962

Pricing: 12/14/2005

Settlement: 12/21/2005

Bookrunners: ABN AMRO (billing and delivery) and Morgan Stanley

Allocation:

Face Amount
ABN AMRO Incorporated	$124,997,692.64
Morgan Stanley & Co. Incorporated	$124,997,692.64
Total	$249,995,385.28

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send to you the prospectus if you request it by calling toll-free 1-866-718-1649.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.